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                                  EXHIBIT 2(e)

                        SUPPLY AGREEMENT BY AND BETWEEN
               LA TORINESE USA, INC., FERRARA FOOD COMPANY. INC.
                      AND COLAVITA PASTA & OLIVE OIL CORP.


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                                SUPPLY AGREEMENT

         AGREEMENT made this 19th day of June, 1996 by and between LA TORINESE USA, INC., ("La Torinese") a Delaware corporation and a subsidiary of FERRARA FOOD COMPANY, INC., ("Ferrara") and COLAVITA PASTA & OLIVE OIL CORP., a New Jersey corporation ("Colavita").

         WHEREAS, simultaneously with the execution of this Agreement, Ferrara and Colavita have executed an Assignment of License and Inventory Purchase Agreement (the "Agreement"); and

         WHEREAS, pursuant to the Agreement, Colavita has agreed to enter into a Supply Agreement pursuant to which Ferrara and/or its subsidiaries, for the term of this Agreement, shall be the exclusive supplier of Panettone to Colavita, the brand names of which will be designated by Colavita (the "Product Line"); and

         NOW, THEREFORE, the parties hereto agree as follows:

         1. La Torinese shall sell to Colavita the Product Line at the prices set forth on Schedule A hereto, which prices shall be subject to change based upon negotiations between the parties on an annual basis. La Torinese shall, at its own cost and expense, maintain packaging material necessary to produce said products. It is expressly understood that inventories of packaging materials will not be maintained in unreasonable quantities.



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Colavita agrees to purchase from or reimburse La Torinese for any unused packaging material in connection with said products. During the term of this agreement, La Torinese shall be the exclusive supplier of Panettone to Colavita. Anything to the contrary herein notwithstanding, if a customer of Colavita requests an Italian panettone product or is unsatisfied with the quality of the La Torinese panettone product, La Torinese shall purchase panettone product in Italy and Colavita shall buy such product from La Torinese.

         2. Anything to the contrary herein notwithstanding, La Torinese shall not be responsible for any trademark infringements on any labels for which La Torinese is manufacturing for Colavita and Colavita agrees to indemnify and hold La Torinese harmless for any such infringements.

         3. Anything to the contrary herein notwithstanding, La Torinese reserves the right to sell Ferrara label panettone to Club stores until December 31, 1996 and Colavita retains the right to purchase panettone from other sources under other labels until December 31, 1996. Furthermore, La Torinese shall have the unrestricted right to sell panettone products under any other label to third parties.

         4. The term of this agreement shall commence on the date hereof and continue until such time as Colavita is not a licensee

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of Ferrara Foods and Confections, Inc.

         5. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written,

                                            LA TORINESE USA, INC.


                                            By:_______________________________

                                            COLAVITA PASTA & OLIVE OIL CORP.


                                            By:________________________________
                                               John J. Profaci, President


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